UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 10, 2010

TRANSWITCH CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	0-25996	06-1236189
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)

Three Enterprise Drive Shelton, Connecticut 06484
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code:  (203) 929-8810

  Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Indemnification Agreement

On November 8, 2010, TranSwitch Corporation (the “Company”) filed a Current Report on Form 8-K disclosing the election of Richard J. Lynch to the Board of Directors of the Company (the “Board”).  On December 10, 2010, in connection with his election to the Board, the Company entered into an Indemnification Agreement with Mr. Lynch.

The Indemnification Agreement supplements existing indemnification provisions of the Company’s Amended and Restated Certificate of Incorporation, as amended, and, in general, provides for indemnification to the maximum extent permitted by Delaware law, subject to the exceptions, terms and conditions provided in the Indemnification Agreement. The Indemnification Agreement also provides that the Company will advance to the indemnified person, if requested by an indemnified person, expenses incurred in connection with any proceeding arising out of such indemnified person’s service to the Company, subject to reimbursement by the indemnified person should a final judicial determination be made that indemnification is not available under applicable law, and that the Company may purchase and maintain insurance against any liability asserted against, and incurred by, the indemnified person arising out of their service to the Company, if such insurance is available on commercially reasonable terms.

The foregoing description of the Indemnification Agreement does not purport to be complete and is qualified in its entirety by reference to the form of Indemnification Agreement, the form of which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K as filed with the SEC on April 9, 2009 is and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1
Form of Director Indemnification Agreement (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K (File No. 000-25996) as filed with the Securities and Exchange Commission on April 9, 2009).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSWITCH CORPORATION

December 14, 2010	By:	/s/ Robert A. Bosi
Name: Robert A. Bosi
Title: Vice President and Chief Financial Officer